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                              EXHIBIT 99.1


                                                        For More Information:
                                                        Jim Rapp
                                                        (610) 902-6224


                  AIRGAS, INC. REPORTS THIRD QUARTER RESULTS

              SAME-STORE SALES AND OPERATING EARNINGS DECLINE

              AFTER-TAX CASH FLOW $.44 PER SHARE VS. $.48 PER SHARE

              $14 MILLION AFTER-TAX GAIN ON DIVESTITURE OF CALCIUM CARBIDE AND CARBON PRODUCTS OPERATIONS

     RADNOR, Pennsylvania, January 28, l999 -- Airgas, Inc. (NYSE-ARG) today reported sales of $380 million for the quarter ended December 31, 1998, an increase of 3% from $368 million in the third quarter last year. After-tax cash flow (net earnings plus depreciation, amortization and deferred income taxes) was $31.7 million (excluding non-recurring gains), or $.44 per diluted share, compared to $34.4 million, or $.48 per diluted share, for the same quarter last year. Net earnings (excluding non-recurring gains) were $6.1 million, or $.09 per diluted share, compared to $11.8 million, or $.17 per diluted share, a year ago. Including non-recurring gains, net earnings for the three months ended December 31, 1998, were $22.1 million, or $.31 per diluted share. Non-recurring gains in the third quarter included the previously announced divestiture of the calcium carbide and carbon products manufacturing operations. The sale resulted in an after-tax gain of $14.1 million, or $.20 per diluted share. In addition, a non-recurring gain from insurance proceeds of $.02 per diluted share was recognized in equity earnings of unconsolidated affiliates.

     For the nine months ended December 31, 1998, sales increased 11% to $1.18 billion compared to sales of $1.06 billion in the same period last year. After-tax cash flow (excluding non-recurring gains) increased to $101.6 million, or $1.42 per diluted share, compared to $99.2 million, or $1.41 per diluted share, in the same period last year. Net earnings (excluding non-recurring gains) were $27.3 million, or $.38 per diluted share, compared to net earnings of $35.3 million, or $.50 per diluted share, in the prior year. Including non-recurring gains, net earnings were $43.8 million, or $.61 per diluted share, compared to $45.7 million, or $.65 per diluted share last year.

     Peter McCausland, Airgas' chairman and chief executive officer, said, "I am disappointed with our performance. Many markets weakened, resulting in same-store sales declines in both the Distribution Group (0.4%) and Airgas Direct Industrial (5%). The combined impact of lower revenues and a high level of expenses, including expenses associated with our Repositioning program, resulted in a significant decrease in earnings. It is noteworthy that after-tax cash flow from operations, which is the performance measurement we use to manage the business, is slightly up year-to-date.








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     "In response to the weaker market environment, we are taking actions to reduce the investment in, and accelerate the benefits from, the ADI infrastructure-build. We are implementing a company-wide cost improvement program. We accelerated our search for a chief operating officer and selected Bill Rice, who brings enormous talents and energy to this role. We are aggressively managing cash and capital expenditures. We continue to monetize non-core assets and we are restricting acquisitions to reasonably priced, gas distribution businesses. While we do not expect these actions to show immediate results, we do expect cost reductions in excess of $15 million in the coming fiscal year.

     "My disappointment with our results is partially offset by my pride in the response of our more than 8,000 Airgas associates to our call to action. We are fortunate to have dedicated employees who share my confidence in our strategy to build a world-class distribution infrastructure which will result in Airgas becoming a more valuable supplier to our customers and a more valuable investment for our shareholders."

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment, and the third largest distributor of safety supplies, in the United States. Airgas' integrated distributor network consists of more than 700 locations, including branch locations, distribution centers, catalog and inbound and outbound telemarketing operations. Airgas can be visited on the internet at http://www.airgas.com.


                          Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include underlying market conditions, growth in same-store sales, costs and potential disruptive effects of the "Repositioning for Growth" initiative, the Company's ability to reduce costs, implementation of information technology projects, any potential problems relating to Year 2000 matters, the success and timing of intended divestitures and other factors described in the Company's reports, including Form 10-Q dated September 30, 1998, filed by the Company with the Securities and Exchange Commission.

     Consolidated statements of earnings and consolidated condensed balance sheets follow on pages 3, 4 and 5.












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                                 AIRGAS, INC.
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)
                                  (Unaudited)

                                       Three Months Ended     Nine Months Ended
                                          December 31,           December 31,
                                       1998        1997       1998        1997
Net sales:
     Distribution                  $279,669    $272,958   $860,628    $812,395
     Direct Industrial               59,954      61,372    193,756     159,433
     Manufacturing                   40,700      33,480    123,304      87,750
          Total net sales           380,323     367,810  1,177,688   1,059,578

Costs and expenses:
     Cost of products sold (excluding
      depreciation, depletion and
      amortization)
        Distribution                140,085     136,309    431,487     408,783
        Direct Industrial            43,837      43,795    142,575     114,766
        Manufacturing                15,755      15,847     49,963      41,537
     Selling, distribution and
       administrative expenses      132,969     118,939    398,421     338,481
     Depreciation, depletion and
       amortization                  22,504      20,218     65,849      56,809
     Special items (a),(b)                -           -     (1,000)    (14,500)
          Total costs and expenses  355,150     335,108  1,087,295     945,876

Operating income:
     Distribution                    20,282      26,902     73,081      82,778
     Direct Industrial                  352       2,463      2,165       4,911
     Manufacturing                    4,539       3,337     14,147      11,513
     Special items (a),(b)                -           -      1,000      14,500
          Total operating income     25,173      32,702     90,393     113,702

Interest expense, net               (15,701)    (13,456)   (46,227)    (39,234)
Other income, net  (c)               24,370         442     25,240       2,488
Equity in earnings of
  unconsolidated affiliates  (d)      2,862         943      4,838       1,262
Minority interest                       (12)       (219)       (51)       (837)
     Earnings before income taxes    36,692      20,412     74,193      77,381

Income tax expense                   14,604       8,586     30,350      31,654
     Net earnings                  $ 22,088    $ 11,826   $ 43,843    $ 45,727

Net earnings
(excluding non-recurring gains)(e) $  6,143    $ 11,826   $ 27,323    $ 35,320

Per share data:
     Basic earnings per share      $    .32    $    .17   $    .63    $    .67
     Diluted earnings per share    $    .31    $    .17   $    .61    $    .65

Per share data:
(excluding non-recurring gains)(e)
     Basic earnings per share      $    .09    $    .17   $    .39    $    .52
     Diluted earnings per share    $    .09    $    .17   $    .38    $    .50

Weighted average shares outstanding:
     Basic                           69,700      69,600     70,000      68,200
     Diluted                         71,600      71,500     71,700      70,500

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(a)The results for the nine months ended December 31, 1997 include a $14.5 million ($9.4 million after-tax) gain from a partial recovery of refrigerant losses.

(b)The results for the nine months ended December 31, 1998 include the reversal of $1 million of accruals that were established at March 31, 1998 in connection with the divestiture of two non-core businesses.

(c)The results for the three and nine months ended December 31, 1998 include a $24 million ($14.1 million after-tax) non-recurring gain from the divestiture of the Company's calcium carbide and carbon products manufacturing operations.

  The results for the nine months ended December 31, 1997 include a $1.5 million ($980 thousand after-tax) non-recurring gain related to the divestiture of a non-core business.

(d)The results for the three and nine months ended December 31, 1998 include a $1.8 million non-recurring gain from insurance proceeds received by an equity affiliate.

(e)The results for the three and nine months ended December 31, 1998 exclude the effect of the $24 million ($14.1 million after-tax) non-recurring gain from the divestiture of the Company's calcium carbide and carbon products manufacturing operations, and a $1.8 million non-recurring gain from insurance proceeds received by an equity affiliate.

  The results for the nine months ended December 31, 1998 also exclude the effect of the $1 million ($570 thousand after-tax) reversal of accruals no longer required related to the first quarter divestiture of two non-core businesses.

  The results for the nine months ended December 31, 1997, exclude the after-tax effect of the gain from partial recovery of refrigerant losses of $9.4 million and the after-tax gain of $980 thousand related to the divestiture of a non-core business (see footnotes (a) and (c)).


































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                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)

                                                 (Unaudited)
                                                December 31,       March 31,
                                                    1998             1998

ASSETS
Trade accounts receivable, net                  $  192,129         $  186,342
Inventories                                        164,471            154,937
Prepaids and other current assets                   31,185             25,555
    TOTAL CURRENT ASSETS                           387,785            366,834

Property, plant and equipment, net                 716,562            687,304
Goodwill, net                                      431,849            410,753
Other non-current assets, net                      174,676            176,583
    TOTAL ASSETS                                $1,710,872         $1,641,474

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt               $   16,138         $   12,150
Accounts payable, trade                             74,395             84,602
Accrued expenses and
  other current liabilities                        133,608            128,806
    TOTAL CURRENT LIABILITIES                      224,141            225,558

Long-term debt                                     861,554            830,845
Deferred income taxes                              132,452            121,356
Other non-current liabilities                       29,640             36,842

Stockholders' equity                               463,085            426,873
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $1,710,872         $1,641,474





























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